UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):     March 25, 2011

ThermoEnergy Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

33-46104-FW	71-0659511
(Commission File Number)	(IRS Employer Identification No.)

124 West Capitol Avenue, Suite 880, Little Rock, Arkansas	72201
(Address of principal executive offices)	(Zip Code)

(501) 376-6477
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  --  Entry into a Material Definitive Agreement.

On March 25, 2011, we were notified by the U.S. Internal Revenue Service that it had accepted our Offer in Compromise with respect to our tax liabilities relating to (i) employee tax withholding for all periods commencing with the quarter ended September 30, 2005 and continuing through September 30, 2009 and (ii) federal unemployment taxes (FUTA) for the years 2005 through 2008.  Pursuant to our Offer in Compromise, we have agreed to satisfy our delinquent tax liabilities by paying a total of $2,134,636 (representing the aggregate amount of tax due, without interest or penalties).  During the pendency of the IRS review of our Offer in Compromise we have made interim payments totaling $1,335,000; a balance of $799,636 remains to be paid in monthly installments of $89,000 each through December 2011.  In connection with our Offer in Compromise, we have agreed that any net operating losses sustained for the years ending December 31, 2010 through December 31, 2012 will not be claimed as deductions under the provisions of Section 172 of the Internal Revenue Code except to the extent that such net operating losses exceed the amount of interest and penalties abated.  The IRS acceptance of our Offer in Compromise is conditioned, among other things, on our filing and paying all required taxes for five tax years commencing on the date of the IRS acceptance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2011

THERMOENERGY CORPORATION
(Registrant)

By:	/s/ Teodor Klowan, Jr.
Name:	Teodor Klowan, Jr. CPA
Title:	Executive Vice President
and Chief Financial Officer